SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

TELLABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Tellabs, Inc., 1415 West Diehl Road, Naperville, Illinois 60563-2359

Notice of Annual Meeting of Stockholders

Date:	May 4, 2011
Time:	2:00 p.m., Central Daylight Savings Time
Place:	Northern Illinois University — Naperville Campus 1120 East Diehl Road Naperville, IL 60563-9347

Purposes of the Annual Meeting:

1.	To elect three directors to serve until the 2014 Annual Meeting of Stockholders;

2.	To approve an advisory resolution regarding executive compensation;

3.	To recommend the frequency of the advisory resolution regarding executive compensation;

4.	To vote on a proposal to ratify the appointment of the Company’s independent registered auditors for the fiscal year ending on December 30, 2011; and

5.	To transact such other business as may properly, in accordance with the Company’s bylaws, come before the Annual Meeting or any adjournment thereof.

Proxy voting:

Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by phone, Internet, or completing, signing, dating and mailing your proxy card in the enclosed envelope.

Who may attend the Annual Meeting:

The Board of Directors has fixed the close of business on March 7, 2011, as the record date for the Annual Meeting. Only stockholders of the Company as of the record date are entitled to notice of, to vote at and to attend the Annual Meeting.

Conduct of the Meeting:

For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the Annual Meeting. Please leave them at home or lock them in your car. The Company has established an agenda for the meeting. At the conclusion of the presentations by the Chairman and the CEO there will be a question and answer period. Please hold all questions and comments until the moderator asks for stockholder questions.

Directions to the Annual Meeting:

For a map and directions to the Annual Meeting, please refer to the back page of this Proxy Statement.

By Order of the Board of Directors,

James M. Sheehan

Secretary

March 21, 2011

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on March 21, 2011.

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEB SITE AT www.proxyvote.com OR (3) COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois 60563-2359

The enclosed proxy is solicited by the Board of Directors (the Board) of Tellabs, Inc., a Delaware corporation (the Company), for use at the Company’s 2011 Annual Meeting of Stockholders (the Annual Meeting) to be held at 2:00 p.m. Central Daylight Savings Time on Wednesday, May 4, 2011. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 4, 2011: Our Proxy Statement and the Company’s 2010 Annual Report are available at: www.tellabs.com/investors.

Voting Information

Who can vote?

Only stockholders of record as of the close of business on March 7, 2011, are entitled to notice of, to vote at and to attend the Annual Meeting. At the close of business on that date, the Company had 362,703,668 shares of Common Stock outstanding.

For ten days prior to the Annual Meeting, a list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices, 1415 West Diehl Road, Naperville, Illinois 60563-2359. If you would like to view the stockholder of record list, please call the Investor Relations department at 630.798.3602 to schedule an appointment.

How do I vote?

Stockholders are entitled to one vote for each share held. Stockholders may revoke a proxy at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person.

If you are a beneficial owner, you must give instructions to your bank, broker or other holder of record to vote your shares. You should follow the voting instructions on the information you receive from your bank, broker or other holder of record. Without instructions, your broker or nominee is permitted to use its own discretion and vote your shares only on certain routine matters. The vote to ratify the Company’s independent registered auditors is the only routine matter being considered at the Annual Meeting. Brokers will not be permitted to vote your shares in the election of directors or the advisory resolutions related to executive compensation. Accordingly, it is important for you to give voting instructions to your broker for voting your shares for the election of directors and Proposals 2 and 3. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the Annual Meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of each of the three nominees for director, FOR approval of the Company’s executive compensation policies, for the ONE YEAR frequency vote on executive compensation, and FOR the ratification of the Company’s independent registered auditors. The inspectors of election will tabulate votes cast in person or by proxy at the Annual Meeting and will determine whether a quorum (a majority of the shares entitled to be voted) is present at the meeting.

What constitutes a valid quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How many votes are needed for each proposal and how are the votes counted?

Election of Directors.    A majority of the votes cast is required for the election of such nominee as director in an uncontested election. An uncontested election means the number of nominees for director equals the number of directors to be elected. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” the director, with abstentions and broker non-votes not counted as a vote “for” or “against.” The election of directors at the Annual Meeting is an uncontested election. You should note that, brokers are not permitted to vote shares in the election of directors without instructions from you. You should review the information from your broker on how to provide your broker voting instructions.

The Company’s Corporate Governance Guidelines, described later in this Proxy Statement, set forth procedures to follow if a director-nominee does not receive a majority of the votes in this uncontested election. In an uncontested election, any nominee for director who does not receive a majority of the votes cast is required to tender his or her resignation. The Nominating and Governance Committee is then required to make a recommendation to the Company’s Board with respect to whether to accept any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process and final decision.

Advisory Resolution on Executive Compensation.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required for approval of the Company’s executive compensation. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote will have the same effect as a vote cast against approval of executive compensation. Broker non-votes will have no effect on the approval of executive compensation.

Advisory Resolution on the Frequency of Executive Compensation Votes.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon in favor of one of the three time periods presented will be deemed the recommendation of the stockholders with respect to the frequency of executive compensation votes. Broker non-votes will have no effect on the recommendation of the frequency of executive compensation votes.

Ratification of the Appointment of Independent Registered Auditors.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to ratify the independent registered auditors. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote will have the same effect as a vote cast against ratification of the independent registered auditors. Broker non-votes will have no effect on ratification of the independent registered auditors.

How do I vote if I am a Tellabs 401(k) Plan participant?

A Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy will be provided to each participant in the Tellabs 401(k) Plan who holds the Company’s shares as an investment within the Plan. Pursuant to the Tellabs 401(k) Plan, each participant is entitled to direct the trustee of the Tellabs 401(k) Plan with respect to voting (i) the shares of Common Stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) a proportion of all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportion as the shares with respect to which instructions are received. Tellabs 401(k) Plan participants should return the proxy as provided therein. Pursuant to the Tellabs 401(k) Plan, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.

What is householding and how can I request it?

The SEC has adopted rules that permit companies and other intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct your written request to Tellabs Investor Relations, 1415 W. Diehl Road, Naperville, IL 60563 or contact the Company at 630.798.8800. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their brokers.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Where can I obtain additional information?

A copy of the Company’s 2010 Annual Report accompanies this Proxy Statement. More information about the Company, including electronic copies of the Company’s 2010 Annual Report and this Proxy Statement, is available on the Company’s Web site at www.tellabs.com/investors.

Proposal for Election of Directors

The Company has three classes of directors with staggered terms. Members of each class serve a three-year term. At the 2011 Annual Meeting, the terms of the Class I directors will expire.

The Nominating and Governance Committee conducts an annual review of the Board, each Board Committee and the Chairman of the Board based on input received from the Board and members of the Company’s management. Each Board committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

In accordance with the Tellabs Corporate Governance Guidelines, the Nominating and Governance Committee of the Tellabs Board of Directors reviews the performance and qualifications of the members of the Board. Each director’s experience is evaluated in a matrix on whether he or she has some, moderate or extensive expertise in three main categories. These categories are “Business Experience and Expertise”; “Industry & Technology Experience” and “Related Experience”. The Business Experience category includes subcategories related to the skills needed to run a business ranging from profit and loss responsibility to corporate communication. The Industry & Technology Experience category focuses on technical knowledge and customer perspective. The Related Experience category includes other business, civic and philanthropic experience. The Board utilizes these categories to ensure that the Board composition is diverse in that a broad spectrum of relevant experience is represented. There are subcategories in each of these categories, so each Board member and potential candidate is evaluated based on twenty-one different criteria. All nominees and current directors have extensive experience in business management and profit and loss responsibility as well as strategic planning and perspective.

Several directors have extensive experience in optical technology, wireless networks, network architectures, telecom customers or broadband/access networks. A number of the directors have international experience. Additional information on each individual director or nominee, including: age, current employment, public company directorships for the past five years, the year such person joined the Tellabs Board, and overall experience and expertise is contained later in this section.

For your consideration and election, the Board has nominated the following three individuals as Class I directors: Frank Ianna, Stephanie Pace Marshall, Ph.D., and William F. Souders.

If elected, the nominees for Class I directors will serve a term that expires at the Company’s 2014 Annual Meeting (or until their successors are elected and qualified). Unless otherwise instructed by you as a stockholder, it is intended that your shares represented by the enclosed proxy will be voted for these nominees, each of whom has been selected by the Board. All Class II and Class III directors plan to continue in office for the remainder of their terms or until their successors are elected and qualified.

The Company is not aware of any other proposed nominees for directors. The Company anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the Annual Meeting, your proxy will be voted for a substitute candidate nominated by the Nominating and Governance Committee of the Board and approved for nomination by the Board.

THE BOARD RECOMMENDS A VOTE FOR FRANK IANNA, STEPHANIE PACE MARSHALL, Ph. D., AND WILLIAM F. SOUDERS AS CLASS I DIRECTORS TO HOLD OFFICE UNTIL THE 2014 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED.

The names of the Class I director nominees and the current Class II and Class III directors, along with their principal occupation, directorships held with other public companies during the last five years, their ages, year first elected to the Board and other information concerning their specific experience, qualifications, attributes or skills relevant to their service on the Board are set forth below.

Class I Nominees for Director Whose Terms Will Expire in 2014 if Elected

Frank Ianna, 61, chief executive officer of Attila Technologies LLC since 2007. President of AT&T Network Services 1998-2003; various executive and senior management positions at AT&T 1990-1998; various management and staff positions at AT&T 1972-1998. Director, Clearwire Corporation and Sprint Nextel. M.S.E.E., Massachusetts Institute of Technology; B.E.E.E., Stevens Institute of Technology. Tellabs director since 2004.

Mr. Ianna is currently CEO of a firm providing innovative solutions to communications providers and brings expertise in the area of communications technology as well as many years of experience as an executive to one of the largest telecom providers in the U.S. He served at AT&T for more than 30 years, beginning as a member of the technical staff at Bell Telephone Laboratories. Mr. Ianna also has extensive experience as a public company director.

Stephanie Pace Marshall, Ph.D., 65, retired. Founding president and president emerita of Illinois Mathematics and Science Academy since 1986. Ph.D., Loyola University; M.A., University of Chicago; B.A., Queens College. Tellabs director since 1996.

Dr. Marshall contributes significant expertise and experience in building a successful organization, organizational cultures, and innovative thinking with regards to leadership, training, and the importance of innovating with science and technology. She has extensive private board experience and has served in CEO, leadership and management positions throughout her career.

William F. Souders, 82, retired. Chairman and chief executive officer of Emery Air Freight Corporation 1988-1989. Executive vice president and director at Xerox Corporation 1974-1986. B.A., Lake Forest College. Tellabs director since 1990.

Mr. Souders brings a wealth of experience in management, operations, distribution and quality management from his work at Emery and Xerox, as well as a deep familiarity with Tellabs due to his many years of service on the Tellabs Board. He has served as a senior executive for public companies.

Class II Directors Continuing in Office Until 2012

Bo Hedfors, 67, retired. President of Hedfone Consulting, Inc. (telecom and Internet consulting) 2002-2009. President of Motorola Networks 1998-2002. President and chief executive officer of Ericsson, Inc. 1994-1998; chief technology officer of LM Ericsson 1990-1993. Chairman, Kineto Wireless, Inc. Director, Firetide, Inc. and E-Band Communications Inc. M.S.E.E., Chalmers University of Technology. Tellabs director since 2003.

Mr. Hedfors brings an international viewpoint to the Board as well as previous executive experience with other large public communications equipment suppliers. He has served on several public and private boards during his career. In addition to his current directorship, his recent public company director experience includes Openwave Systems, Inc. from 2002 through 2008 and Switchcore AB from 2002 through 2007.

Michael E. Lavin, 65, retired. Midwest area managing partner KPMG LLP 1993-2002. Partner 1977-2002. Director, Integrys Energy Group, Inc. B.B.A., University of Wisconsin. Tellabs director since 2003.

Mr. Lavin’s background in finance and accounting, and his experience as a senior executive of a global professional services firm, make him a valuable source of information regarding business management, profit and loss responsibility, financial reporting and audit processes. He has also served on several public and private boards and advised and counseled numerous private and public companies and their management throughout his career. In addition to his current directorships, his recent public company director experience includes SPSS, Inc. from 2005 until its sale in 2009.

Jan H. Suwinski, 69, professor of Business and Operations, Cornell University, Johnson Graduate School of Management since 1996. Chairman, Siecor Corporation, 1992-1996. Executive vice president of OptoElectronics Group, Corning Incorporated 1990-1996. Director, Thor Industries, Inc. and ACI Worldwide, Inc. M.B.A. and B.M.E., Cornell University. Tellabs director since 1997.

Mr. Suwinski has experience running technology-based businesses as a senior executive at public companies. He provides expertise in business strategy, strategic alliances, global business and telecom technology. He has also served as a director of several public and private companies over the past 19 years. In addition to his current directorships, his recent public company director experience includes Ohio Casualty Corporation from 2002 through 2007.

Class III Directors Continuing in Office Until 2013

Michael J. Birck, 73, chairman and co-founder of Tellabs. Chairman since 2000, chief executive officer 2002-2004, chief executive officer and president 1975-2000. Director, Molex Incorporated. M.S.E.E., New York University; B.S.E.E., Purdue University. Tellabs director since 1975.

As the co-founder and former CEO of Tellabs, Mr. Birck brings unparalleled knowledge of Tellabs’ business and technology. He has significant experience in the communications industry and has received a number of awards for innovation and entrepreneurship. Mr. Birck also has extensive public company director experience. In addition to his current directorships, his recent public company director experience includes Illinois Tool Works, Inc. from 1996 through 2008.

Linda Wells Kahangi, 47,
executive director of
Alpha Phi International
Fraternity since 2009,
president of New Edge
Networks, an EarthLink
subsidiary, 2007-2008,
executive vice president
of small-to-medium
business at EarthLink,
2005-2007; executive vice
president of operations at
EarthLink, 2000-2005;
vice president of
engineering at
MindSpring 1999-2000.
Various management
positions at Netcom 1996-
1999; Sybase 1994-1996;
Amdahl 1992-1994; GTE
1987-1992. M.B.A., St.
Mary’s College; B.S., Iowa
State University. Tellabs
director since 2006.

Ms. Kahangi contributes
expertise from the
perspective of a service
provider and an
equipment supplier as the
former president of a
competitive local
exchange carrier as well
as experience in the
operations of an
innovative internet
service provider. She has
more than 20 years of
high-tech industry
experience, including
various management
positions at both public
and private companies
including Netcom,
Sybase, GTE, Amdahl
and the U.S. Government.

Robert W. Pullen, 48,
president and chief
executive officer since
2008. Vice president and
general manager of global
services 2005-2008; senior
vice president of North
American sales 2002-
2005; various
management, engineering
and sales positions at
Tellabs 1985-2002.
Chairman emeritus,
executive board of
Telecommunications
Industry Association
(TIA). M.B.A.,
Northwestern University;
B.S., University of Illinois.
Tellabs director since
2008.

As the CEO of Tellabs,
Mr. Pullen has been
instrumental in
spearheading and
articulating Tellabs
strategy. He brings a
deep understanding of
the market and the
Company due to his
various positions within
Tellabs as well as his
participation with TIA.
He is a seasoned industry
expert with more than 25
years of experience at
Tellabs in a broad variety
of roles including
research and
development, sales and
services.

Vincent H. Tobkin, 59, is
a senior advisor, a retired
director and global
telecom/technology
practice leader of Bain &
Company 1992-2009.
Previously, he was a
general partner and a
founder of Sierra
Ventures 1984-1992; and
partner and consultant
with McKinsey and
Company 1976-1984. J.D.
and M.B.A., Harvard
University; S.B. and S.M.,
Massachusetts Institute of
Technology. Tellabs
director since 2010.

Mr. Tobkin brings a vast
knowledge of the
telecommunications
industry and business
practices which will assist
the Board and
management to focus on
executing our strategy.
He has public company
board experience and has
advised public companies
and their executives
throughout most of his
career.

Corporate Governance

Corporate Governance Guidelines

As noted above, the Company has adopted Corporate Governance Guidelines. The primary purpose of these guidelines is to document the role of the Board, its composition, leadership, operations and committees. Each director and the Board are expected to promote the best interests of the stockholders in terms of corporate governance; fiduciary responsibilities; compliance with applicable laws and regulations; and maintenance of accounting, financial and other controls. The Board’s responsibility is to provide effective guidance of the affairs of the Company for the benefit of its stockholders and other constituencies. This guidance includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives, major corporate plans, strategies and tactics. In addition, the Board selects the Company’s CEO and delegates to the CEO the authority and responsibility to manage the Company’s operations; acts as an advisor and counselor to the CEO and senior management; and evaluates the CEO’s performance.

Board Leadership Structure

When Mr. Birck originally stepped down as CEO and President in 2000, the Company separated the position of Chairman from the CEO position. Because Mr. Birck continues to serve as an executive officer in his role as Chairman, the Board has established a lead director position. The lead director role rotates at each Board meeting between the chairs of the Board Committees. The Company believes that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.

In addition, the Nominating and Governance Committee, which is comprised entirely of independent directors, holds significant governance responsibilities. The key responsibilities of the Nominating and Governance Committee include:

•

Working with the Chairman of the Board to ensure that the Board of Directors and the committees of the Board of Directors have the appropriate size, composition, skills, experience, orientation and training to support the needs of the Company.

•

Providing oversight to ensure that the Board of Directors and the Board of Directors’ Committees, as appropriate, have adequate operational structure and accountability in the key areas of strategic planning, financial control, succession planning, executive compensation, risk oversight, compliance and corporate governance (including any conflict of interest).

•	Establishing processes for evaluating the performance of the Board of Directors, the Committees of the Board of Directors and the Chairman of the Board of Directors.

•

Reviewing and making recommendations regarding the Company’s compensation philosophy for Board members and to review and make recommendations to the Board of Directors regarding the amount and form of compensation to be paid to the Board of Directors.

•	Making recommendations to the Board of Directors regarding corporate governance practices.

•	Reviewing, discussing with management and approving disclosures to be made with respect to the Board of Directors and the Committees.

The Board, lead director (on behalf of the independent directors) and each Committee are authorized to directly engage outside consultants and legal counsel to assist and advise the Board, lead director and each Committee as each believes useful or necessary. The Compensation Committee and the Nominating and Governance Committee use the services of an independent compensation consultant, Pearl Meyer & Partners, as an outside advisor (the Compensation Consultant).

Director Training

The Company offers industry, market, corporate governance and financial education opportunities for its Board members. Each Board member is required to participate in educational programs (both internal and external) as deemed appropriate by the Board member. The Nominating and Governance Committee monitors each Board member’s educational activities.

Director Independence

Each of the Company’s directors, other than Messrs. Birck and Pullen, qualifies as “independent” in accordance with the applicable NASDAQ listing standards. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings Held in 2010 and Attendance

During 2010, 7 meetings of the Board, 11 meetings of the Audit and Ethics Committee, 8 meetings of the Compensation Committee and 3 meetings of the Nominating and Governance Committee were held. Each director attended at least 75% of the total number of meetings of the Board and of the Committees on which such director served during 2010. All of the directors who were then serving attended the 2010 Annual Meeting of Stockholders. Each Board member is expected to attend the Annual Meeting unless extraordinary circumstances prevent him or her from doing so.

Independent Director Executive Sessions

Following the regular Board meetings, the independent directors conduct separate meetings without Messrs. Birck and Pullen. These sessions are chaired by the lead director.

Risk Oversight

Risk oversight is an important function of the Board. The Board oversees the enterprise-wide approach to risk management that the Company’s management team has designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, minimize the Company’s overall risk profile and enhance stockholder value. The Board recognizes that a fundamental part of risk oversight is not only understanding the risks the Company faces and what steps the management team is taking to manage those risks, but also determining with management the level of risk appropriate for the business. The involvement of the Board in guiding the Company’s business strategy is a key part of setting an appropriate level of risk for the Company’s business.

While the Board has overall responsibility for risk oversight, the Board has made the Audit and Ethics Committee primarily responsible for risk oversight related to financial reporting and ensuring the Board has an appropriate overall risk oversight process.

The Company has implemented an enterprise risk management (ERM) program. The initial ERM assessment of the Company was performed in 2007. The ERM assessment is refreshed annually, updated continuously and reviewed quarterly with the Audit and Ethics Committee.

The Company’s ERM process includes:

•

Brainstorming sessions with the direct reports of the Company’s executive vice presidents and senior vice president, mobile IP and Internet, focusing on risks specifically identified for that business unit and function as well as risks impacting the Company as a whole;

•	Consideration of annual risk assessments performed by internal and independent registered auditors in conjunction with their audit planning;

•	Consideration of risks delineated in the Company’s periodic filings;

•	Compilation, consolidation and prioritization of risks;

•	Identification of current procedures and planned actions that mitigate major risks;

•	Assessment of residual risk;

•	Alignment of major risks with Company strategy;

•	Review and testing by the internal audit function; and

•	Regular updates with the CEO and his leadership team.

Additionally, on an annual basis, the management team provides the Board with a report on the enterprise-wide risk management process including the status of management’s efforts to mitigate identified risks.

Compensation Risk Assessment

The Compensation Committee aims to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of the Company’s ERM program in 2010, the Committee reviewed the Company’s compensation policies and practices. As a result of its review the Compensation Committee noted that:

•

The performance measures and goals for incentive-based compensation were tied to the Company’s strategic objectives and financial performance, thereby aligning the incentives with the Company’s risk profile.

•

The Company’s incentive plans do not provide an incentive to pursue short-term financial performance at the expense of long-term stockholder value. A significant portion of variable compensation is delivered in equity (stock options, restricted stock units (RSUs) and performance stock units (PSUs)) and is subject to multi-year vesting. The Compensation Committee believes that these equity awards reduce short-term focus in favor of emphasizing long-term value creation.

Because a significant portion of the compensation of the named executive officers (NEOs) is tied to quantifiable measurements of actual Company performance and the actual level of achievement of each NEO’s personal performance goals, the Compensation Committee believes the Company’s executive compensation plans are appropriately structured and are not reasonably likely to result in material adverse effect on the Company.

Company Strategy

The Company established a program management office (PMO) which formalized an annual process for reviewing and updating the Company’s long term planning, business framework and strategy. The PMO coordinates the planning calendar, alerts the business owners to their tasks and deadlines and tracks and reports progress on each strategic initiative. The outputs of this annual process, including the Company strategy and business framework are presented to the Board and refreshed, as necessary, during the year. The annual planning process provides the Board an opportunity to interact extensively with the Company’s senior leadership team and assists the Board in its succession planning responsibilities. Throughout the year, significant corporate strategy decisions are brought to the Board for review, discussion and direction.

Compensation Committee Interlocks and Insider Participation

During 2010, the following Board members served on the Company’s Compensation Committee: Bo Hedfors, Michael E. Lavin, Stephanie Pace Marshall, William F. Souders and Jan H. Suwinski. All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board, which is composed entirely of non-employee, independent members of the Board. Although Messrs. Birck and Pullen made recommendations to the Compensation Committee with regard to the compensation of the other executive officers, including the NEOs, they did not participate in the Compensation Committee’s deliberations with respect to their own compensation.

Committees of the Board

The Board has a standing Audit and Ethics Committee, Compensation Committee and Nominating and Governance Committee. The current members of the committees are identified below in the table.

Director	Audit and Ethics Committee	Compensation Committee	Nominating and Governance Committee
Bo Hedfors		✓	✓
Frank Ianna	✓		✓
Linda Wells Kahangi	✓		✓
Michael E. Lavin	Chair	✓
Stephanie Pace Marshall		✓	Chair
William F. Souders	✓	Chair
Jan H. Suwinski	✓	✓
Vincent H. Tobkin			✓

Audit and Ethics Committee

The Audit and Ethics Committee assists the Board in its general oversight of the Company’s financial reporting and disclosure, internal controls and audit functions. The Audit and Ethics Committee is directly responsible for reappointment, retention, compensation and oversight of the work of the Company’s independent registered auditors. The Board has also made the Audit and Ethics Committee responsible for reviewing any related-person transactions involving the Company’s officers or directors for potential conflicts of interest. To monitor compliance with applicable laws, rules and regulations, the Audit and Ethics Committee has adopted the Tellabs Integrity Policy, a code of ethics applicable to all directors, officers and employees. The Integrity Policy provides for prompt and consistent enforcement of the code of conduct, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. A copy of the Tellabs Integrity Policy, as well as the Audit and Ethics Committee’s current charter, is available on the Company’s Web site at www.tellabs.com/investors. For additional discussion regarding the Company’s policies and procedures concerning related-person transactions, please see the section below entitled Policies and Procedures for Review and Approval of Related-Person Transactions.

The Board has determined that each member of the Audit and Ethics Committee is independent as defined by NASDAQ listing standards and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit and Ethics Committee. The Board has determined that Ms. Kahangi and Messrs. Lavin and Souders meet the qualifications of an audit committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. Stockholders should understand that the financial expert designation is a disclosure requirement of the SEC, and does not impose on Ms. Kahangi or Messrs. Lavin and Souders any duties, obligations or liabilities that are greater than those that are generally imposed on them as Audit and Ethics Committee members or members of the Board. The Audit and Ethics Committee’s report is included later in this Proxy Statement.

Compensation Committee

The Compensation Committee has responsibility for reviewing performance, reviewing executive succession planning, determining compensation for the executive officers of the Company and administering the Company’s equity-based compensation plans. The Committee also has risk oversight responsibility with respect to compensation policies and practices. The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Committee’s report on executive compensation is included in the Compensation Discussion and Analysis section of this Proxy Statement. A copy of the Compensation Committee’s current charter is available on the Company’s Web site at www.tellabs.com/investors.

As mentioned previously, the Compensation Committee uses the services of the Compensation Consultant. The Compensation Consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in evaluation and design of the Company’s policies and programs on executive compensation and with other compensation decisions. While the Compensation Consultant reports directly to the Compensation Committee, there is interaction between the Compensation Consultant and Company management as part of the process of providing market and Company data regarding executive compensation to the Compensation Committee.

Compensation Committee meetings are held once per quarter. Teleconferences and ad-hoc meetings are held as needed. Agendas are based on a pre-determined schedule of activities as set by the Compensation Committee, and other agenda items are added on an as-needed basis. The Compensation Committee’s charter authorizes the Compensation Committee to delegate duties to standing and ad-hoc sub-committees as it deems necessary or advisable.

At the request of the Compensation Committee, the Vice President, Human Resources, and the Director, Compensation and Benefits, develop recommendations on executive compensation matters prior to each meeting, in consultation with the CEO, other members of the management team and the Compensation Consultant. Management team members do not provide input on their own compensation.

Generally, the Vice President, Human Resources, and the Director, Compensation and Benefits, attend Compensation Committee meetings to present the management views and recommendations. The Compensation Committee requests that the CEO attend certain portions of the meetings to discuss the performance of and present compensation recommendations for his direct reports. Additionally, the Committee requests the CEO’s perspective on the executive succession planning process and the overall compensation philosophy.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for: evaluating Board composition, performance and compensation; soliciting, evaluating and making recommendations for candidates to the Board, including candidates recommended by stockholders; making recommendations regarding corporate governance matters and practices; and providing oversight of the Board’s operational structure and accountability. The Nominating and Governance Committee also conducts an annual review of the Board, each Board Committee and the Chairman based on input received from the Board and members of the Company’s management. Each committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ listing standards. Stockholders who wish to communicate with the Nominating and Governance Committee concerning nomination of director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name, biographical data and any other relevant information about the individual who is the subject of the communication and other information as required by the Company’s bylaws. In evaluating director candidates, the Nominating and Governance Committee considers a variety of factors including independence, diversity of business experience and expertise, industry and technical knowledge, and other related experience and knowledge.

Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board on compensation of the independent directors. The Nominating and Governance Committee has adopted the practice of reviewing such compensation for adjustment every two years. During 2009 the Compensation Consultant’s recommendations on cash compensation and equity were adopted and implemented. The compensation is intended to approximately target the 50th percentile of the market; however, even with the adjustments made, the total compensation for the Company’s independent directors was below the 50th percentile.

This year, the Nominating and Governance committee, with assistance from management and the Compensation Consultant, reviewed the independent directors’ compensation. Based on that review, a decision was made to maintain the current annual retainers, but based on the market and comparative data, to increase the Compensation Committee chair retainer to $10,000 for 2011. Additionally, in order to close the gap towards the target compensation at the 50th percentile, a decision was made to increase the RSU grants for independent directors to approximate $75,000 beginning in 2011.

Compensation

In 2010, each independent director earned an annual cash retainer of $50,000, in addition to their cash retainers for serving on committees. The Audit and Ethics Committee member retainer was $10,000, the Compensation Committee member retainer was $8,000, and the Nominating and Governance Committee member retainer was $6,000. In addition to the Committee member retainer, the chair of the Audit and Ethics Committee earned an annual retainer of $12,000, the chair of the Compensation Committee earned an annual retainer of $8,000, and the chair of the Nominating and Governance Committee earned an annual retainer of $6,000. No other retainers for committee members were earned during 2010. All retainers are paid in arrears for service rendered the previous year. In addition, the Company reimburses its directors for reasonable expenses in connection with attendance at Board and Committee meetings and the Company’s Annual Meeting.

In 2010, each independent director received approximately $30,000 in stock options and approximately $60,000 in RSUs calculated based on the closing price of the stock on the date of grant. All independent director equity grants are made annually on the last trading day of April and fully vest one year from the date of the grant.

If a director ceases to be a director of the Company for any reason other than retirement, death or disability, options held by such director may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination. If a director has attained age 55 or older and is terminating due to retirement as stated in the Tellabs Plan, options held by such director may be exercised, subject to the expiration date of the options, for up to three years after such termination. If a directorship is terminated because of disability, the option may be exercised, subject to the expiration date of the option, for up to three years (depending on the plan and award agreement governing that option) after such termination, but only to the extent the option was exercisable on the date of disability. In the event a directorship is terminated due to the death of a director, the option may be exercised, subject to the expiration date of the option, for up to one year after such termination, and such director’s unvested options shall fully vest. Options granted to non-employee directors under the Incentive Compensation Plan are not transferable.

Director Stock Ownership Guidelines

The Nominating and Governance Committee is responsible for establishing stock ownership guidelines for the independent directors. In October 2005, the Nominating and Governance Committee adopted guidelines that require each independent director to own stock valued at four times the annual retainer paid to the independent directors. The stock ownership guideline is to be met within five years after October 2005 or a director’s election to the Board if initially elected after October 2005. As of year-end 2010, each director has met or is on target to meet the ownership guidelines within the applicable five-year compliance window.

Director Compensation Table for 2010

The following table summarizes the total compensation earned by each member of the Company’s Board for service as a director during the fiscal year ended December 31, 2010. All equity awards were made under the Company’s stockholder approved plans. Since Messrs. Birck and Pullen were compensated as officers of the Company, they were not entitled to additional compensation as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Michael J. Birck(2)	–	–	–	–
Bo Hedfors(3)	$64,000	$59,994	$29,999	$153,993
Frank Ianna(4)	$61,000	$59,994	$29,999	$150,993
Linda Wells Kahangi(5)	$66,000	$59,994	$29,999	$155,993
Fred A. Krehbiel(6)	$28,000	–	–	$28,000
Michael E. Lavin(7)	$80,000	$59,994	$29,999	$169,993
Stephanie Pace Marshall(8)	$70,000	$59,994	$29,999	$159,993
Robert W. Pullen(9)	–	–	–	–
William F. Souders(10)	$76,000	$59,994	$29,999	$165,993
Jan H. Suwinski(11)	$68,000	$59,994	$29,999	$157,993
Vincent H. Tobkin(12)	$28,000	$59,994	$29,999	$117,993

(1)	Represents fair value of the award on the grant date, computed in accordance with Accounting Standards Codification (ASC) 718. A discussion of the assumptions used in calculating these values may be found in Note 10 to our 2010 audited financial statements on pages 50 through 52 of the Company’s 2010 Annual Report which accompanies this Proxy Statement.

(2)	Mr. Birck also serves as the Company’s Chairman, which is an executive officer position. In 2010, Mr. Birck earned a salary of $520,000 as compensation for serving as Chairman and a bonus of $156,000. He did not receive equity awards in 2010. He is also entitled to other benefits that are available to the general employee population. Since Mr. Birck is paid as an employee of the Company, he does not receive compensation as a director.

(3)	At fiscal year-end 2010, Mr. Hedfors had 88,281 stock options outstanding and 6,600 RSU awards outstanding.

(4)	At fiscal year-end 2010, Mr. Ianna had 88,281 stock options outstanding and 6,600 RSU awards outstanding.

(5)	At fiscal year-end 2010, Ms. Kahangi had 33,860 stock options outstanding and 6,600 RSU awards outstanding.

(6)	Mr. Krehbiel retired as a director effective April 29, 2010.

(7)	At fiscal year-end 2010, Mr. Lavin had 88,281 stock options outstanding and 6,600 RSU awards outstanding.

(8)	At fiscal year-end 2010, Dr. Marshall had 63,281 stock options outstanding and 6,600 RSU awards outstanding.

(9)	Mr. Pullen is the Company’s President and CEO. Mr. Pullen’s compensation is reflected in the Summary Compensation Table below. Since Mr. Pullen is paid as an employee of the Company, he does not receive compensation as a director.

(10)	At fiscal year-end 2010, Mr. Souders had 88,281 stock options outstanding and 6,600 RSU awards outstanding.

(11)	At fiscal year-end 2010, Mr. Suwinski had 88,281 stock options outstanding and 6,600 RSU awards outstanding.

(12)	At fiscal year-end 2010, Mr. Tobkin had 8,860 stock options outstanding and 6,600 RSU awards outstanding.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section describes the Company’s executive compensation program and objectives. It also explains why the Company decided to pay each element of 2010 compensation shown in the Summary Compensation Table on page 21, which depicts the compensation for Robert W. Pullen, President and Chief Executive Officer; Timothy J. Wiggins, Executive Vice President and Chief Financial Officer; and the three highest paid of the other executive officers: Daniel P. Kelly, Executive Vice President, Global Products, Roger J. Heinz, Executive Vice President, Global Sales & Service and Dr. Vikram R. Saksena, Executive Vice President and Chief Technology Officer. These five individuals are the NEOs for 2010. The subsections which follow describe the major elements of compensation awarded to the NEOs. They also explain how and why the Company arrived at the material compensation decisions in the context of the Company’s performance.

1.	Executive Summary

The Company’s compensation program is intended to enhance the overall performance of the Company and increase stockholder value over the long-term. A cost-effective compensation program is used that takes into account the performance of the Company and individuals for the year.

NEO compensation is based on three levels of performance:

•	Financial performance of the Company;

•	Achievement of strategic corporate objectives; and

•	Individual performance.

To this end, NEOs receive base salaries, cash incentive awards, and long term equity incentives.

•	Base salaries serve to provide a level of predictability to compensation. The Company targets NEO salaries to approximately the 50th percentile of the market benchmarks.

•

Cash incentive awards in the form of annual bonuses, are available to eligible employees, including the NEOs. Bonuses awarded reflect achievement of overall Company financial and strategic goals, as well as achievement of individual goals.

•

Long-term incentives are equity-based and consist of stock options, RSUs, and PSUs. These awards are made under our stockholder-approved Incentive Compensation Plan. Long-term equity incentive awards provide strong incentives to achieve long-term stockholder value and assist in retaining NEOs.

2010 Governance Practices

The Company maintains good governance practices when it comes to the compensation of NEOs. Such practices include:

•

Stock Ownership Guidelines: Target stock ownership levels are set for the CEO at the lesser of 200,000 shares or four times his salary and for the other NEOs at the lesser of 50,000 shares or three times the respective officer’s individual salary.

•	Minimal Perquisites: The Company provides very few perquisites to NEOs.

•

No Employment Agreements: NEOs do not have individual agreements with the Company. NEOs participate in the Company’s general salaried severance plan and are also covered by the Executive Continuity and Protection Plan in the event of a change in control.

•	No Defined Benefit Pension Plan or SERP: The Company does not maintain any defined benefit retirement arrangements or SERP for NEOs.

•	Stockholder Approved Equity Plan: Equity awards to the NEOs are granted pursuant to the terms of the Incentive Compensation Plan which was approved by Company stockholders in 2008.

2010 Company Performance

Despite a challenging economy, the Company improved profitability and positioned itself to grow in its target markets, including the mobile internet. The Company increased total revenue 7.6%, improved gross margin to 48.3%, and increased growth portfolio revenue 29.4%.

2010 Compensation Decisions

The following actions were taken with respect to the NEOs for 2010:

•	Because of the challenging economy and the Company’s efforts to control fixed costs, none of the NEOs received a base salary increase for 2010.

•	As a result of the significant progress towards achieving the Company’s financial and strategic goals in 2010, the NEOs were awarded a cash bonus and PSUs.

2.	Objectives and Design

The Company’s executive compensation program reflects the compensation philosophy. The philosophy is to link rewards with (a) financial performance of the Company; (b) achievement of strategic corporate objectives; (c) individual performance; and (d) total returns to stockholders. It is the Company’s belief that this linkage aligns management with stockholder interests over the short and long term.

Specific objectives of the Company’s executive compensation program include:

•	Reinforcing the Company’s annual and long-term goals and objectives;

•	Providing the Company’s executives with opportunities to earn total and incentive compensation that is competitive with peers and targeted relative to the market; and

•	Attracting and retaining executives over time to ensure stability of the management team.

To support these objectives, the Compensation Committee established an NEO compensation program for 2010 benchmarked to the external marketplace that:

•

Was designed to deliver pay commensurate with performance by tying cash and equity incentives to achievement of specific Company and individual goals. The goals and corresponding compensation programs were structured to provide less than competitive pay for less than target performance, market competitive pay for target performance, and superior pay for superior performance;

•	Allocated a significantly lower percentage of total compensation to “fixed pay” (base salary) than “variable pay” (bonuses and equity incentives);

•

Allocated a significant portion of total compensation to long-term equity incentives with multiple-year vesting requirements (in 2010 these long-term equity incentives included a combination of stock options, RSUs and PSUs); and

•	Considered the total compensation package in comparison with those of other Company executive officers for internal consistency.

3.	Benchmarking

The Compensation Committee considers market data when making executive compensation decisions. The Compensation Committee worked with the Compensation Consultant, an independent executive compensation consulting firm, to define the market for executive compensation benchmarking purposes. The market, as used in this section, is based on proxy-disclosed data from two custom peer groups (described below) together with information from nationally recognized published surveys for general industry and the high-technology industry, adjusted for size. For the NEOs, the data is weighted equally between the combined peer group data and the published survey data. The Compensation Committee believes the two peer groups provide a more useful set of reference points given the difficulty of identifying an adequate number of peers with sufficient business similarities. While the data is ultimately combined for benchmarking purposes, the data is also presented to the Compensation Committee by separate peer group to provide the Compensation Committee with a better understanding of the market. The benchmarking focuses on the external market in which the Company competes for talent. Using the benchmarking data, enables the Committee to compare the Company’s executive pay and pay structure to that of firms that are similar in terms of size and industry to the Company as well as to consider compensation in the general marketplace.

Communications Equipment Peer Group

This peer group included eleven publicly traded firms similar to the Company in terms of industry, revenue size and market capitalization. The annual revenue of these firms ranges from $600 million to $5.4 billion. Market capitalization of these firms ranges from $1.4 billion to $19.3 billion. Compared with this peer group, the Company is in the 62nd percentile rank for revenue and the 41st percentile rank for market value. The communications equipment peer group firms are:

• ADTRAN Inc.	• Harris Corp.
• Arris Group Inc.	• JDS Uniphase Corporation
• Brocade Communications Systems, Inc.	• Juniper Networks, Inc.
• CIENA Corp.	• Polycom, Inc.
• CommScope, Inc.	• ViaSat Inc.
• F5 Networks, Inc.

This year, 3Com was removed from this peer group due to its acquisition by Hewlett-Packard. ADC Telecommunications was removed from this peer group due to its acquisition by Tyco Electronics. UT Starcom was also removed from the peer group due to its restructuring and low revenue. Adtran, Brocade Communications, F5 Networks and ViaSat were added to the communications peer group in place of 3Com, ADC Telecommunications and UT Starcom. Polycom was moved from the cross industry to communications peer group this year to better align it with its peer group classification.

Cross Industry Peer Group

This peer group included the eleven communications equipment peer group firms plus eight firms from related high technology industries for a total of nineteen firms. The eight cross industry firms were similar to the Company in terms of revenue size and market capitalization. This larger peer group helps assure the Compensation Committee that the benchmarking analysis covers a sufficiently large number of companies, avoiding over-reliance on a small sample size. The annual revenue of these nineteen firms ranges from $600 million to $6.2 billion and the market capitalization of these firms ranges from $1.4 billion to $19.9 billion. The Company’s annual revenues for 2010 of approximately $1.6 billion and $2.5 billion in market capitalization places it in the 51st percentile rank for revenue and the 28th percentile rank for market value. The eight additional firms are:

• Amphenol Corporation	• Molex Incorporated
• Atmel Corporation	• Novellus Systems, Inc.
• Broadcom Corporation	• Teradyne, Inc.
• Lam Research Corporation	• Thomas & Betts Corporation

Western Digital Corporation was removed because its revenue increased significantly to almost double the revenue of the company with the highest revenue in the cross industry peer group.

The Compensation Committee, with the Compensation Consultant’s assistance, referenced data from these firms in order to understand a broad industry perspective on competitive executive pay norms and trends. The Compensation Committee also compared the Company’s financial performance and aggregate equity usage with this combined set of nineteen peer companies.

ELEMENTS OF COMPENSATION

There are three primary elements to our executive compensation program: base salary, annual cash incentive awards (bonuses) for meeting Company and individual goals, and long-term equity incentives. The Company also provides the NEOs the standard benefits available to the Company’s eligible employees as well as certain limited executive benefits.

Base Salary

Base salaries provide compensation for core positional responsibilities and provide executive officers a level of predictability and security with regard to one element of pay. The Compensation Committee has designed the Company’s compensation mix such that base salaries will represent less than one-third of an NEO’s total compensation (the sum of base salary, cash incentive awards and long term equity incentives). The base salary of the CEO accounts for approximately 20% of total compensation and the base salaries of the other NEOs account for approximately 30% of their respective total compensation at “Target” levels of performance.

In general, an NEO’s base salary will approximate the 50th percentile of the market. For 2010, Mr. Pullen’s base salary approximated the 25th percentile of market, while other NEO salaries approximated the 50th percentile. Mr. Pullen’s base salary is lower than the 50th percentile compared to market due to the gap between his pre-promotion base salary and the 50th percentile for the CEO position. In adjusting his salary at the time of his promotion in 2008, the Compensation Committee decided against bringing the CEO’s salary to market median in a single year. In addition, Mr. Pullen’s base salary was also affected by the Company-wide salary freeze in 2009 and 2010. Due to uncertain economic conditions and the Company’s efforts to control fixed costs, there were no base salary increases for NEOs in 2010.

For 2011, management recommended to the Compensation Committee that no base salary increases be provided to the NEOs consistent with continuing efforts to control fixed costs and emphasize the variable, performance-dependent elements of total compensation.

Cash Incentive Awards

2010 Bonus Plan

2010 Award Structure

The Company’s annual incentive plan (AIP) is the framework for bonus compensation under the Incentive Compensation Plan for eligible employees, including the NEOs. For the NEOs, the target award is set such that base salary plus target award (total cash compensation) approximates the market median (i.e., the 50th percentile). The actual award paid, if any, is based on the Company’s achievement against pre-established financial performance goals (the Company Component which is 70% of award determination) and each executive’s contribution to results (the Individual Component which is 30% of award determination). The maximum payable award is 150% of the target award for each NEO.

For 2009, Mr. Pullen’s target AIP award was set at 75% of his base salary, which, when combined with his below market base salary, resulted in target total cash compensation at the 25th percentile. Mr. Pullen’s target AIP award for 2010 was set at 100% of base salary, as the Committee sought to bring his target total cash compensation closer to the market median. The target AIP award level for each of the other NEOs for 2010 was 60% of base salary, which places their target total cash compensation at the market median.

The executive team recommends to the Committee the financial performance targets for the Company Component of the bonus plan based on the areas of focus in that year’s business framework. Based on the emphasis for 2010 on gross margin, sales, cost efficiency and market expansion, gross margin, total revenue, operating expense ratio and increase in growth products revenue were recommended as financial metrics, with gross margin and total revenue each weighted 30% and operating expense ratio and increase in growth product revenue each weighted at 20%. These weightings reflect the relative importance of gross margin and total revenue to the Company’s financial success.

2010 Performance Goals

The executive team and the Compensation Consultant develop a set of target goals for each of the financial metrics in the AIP, along with threshold and superior levels of performance. The Committee reviews the executive team’s recommendations and either accepts or revises the performance goals. For 2010 the target levels of financial performance were:

FINANCIAL METRIC	PERFORMANCE TARGET
Gross Margin (non-GAAP)	45.0%
Total Revenue	$1,600 million
Operating Expense Ratio (non-GAAP)	34.3%
Increase in Growth Product Revenue	30.4%

Based on the Company’s business framework for the year, the Threshold numbers were determined based on an estimated 80% to 85% probability of achievement. The Target numbers were based on an estimated 60% to 65% probability of achievement. Superior numbers were estimated to have a 25% to 30% probability of achievement. For the Individual Component, individual goals are mutually established for each NEO based on the business framework and the individual’s specific position and areas of responsibility. For 2010, goals included increasing market share, productivity improvement and cost efficiencies, progress toward milestones, increasing employee engagement and greater customer satisfaction.

2010 Bonus Determination

At the end of the fiscal year, the Committee determines the Company Component percentage based on the Company’s financial performance against the pre-established performance targets. The Company’s performance against each financial metric is scored.

The Company achieved strong financial results against the performance goals for 2010. The gross margin percentage of 48.3%, total revenue of $1,642.3 million and operating expense ratio of 33.9% were above target and the 29.4% increase in Growth Product Revenue was slightly below target. This combined above-target performance resulted in a Company Component score of 119.7%, which determines 70% of the AIP award for the NEOs.

Concurrent with the determination of the Company Component, the CEO reviews the individual contributions of each of his direct reports, including the other NEOs, against their individual goals, which determines the remaining 30% of the AIP award for NEOs. Based on this review, Mr. Pullen makes a recommendation to the Compensation Committee regarding the Individual Component and the resulting total AIP award for each of the other NEOs. In general, the Company Component is a fixed percentage for each NEO. The Individual Component is presumed to equal the Company Component for each of the NEOs, subject to any adjustment made by the Committee based upon the level of achievement of each NEO’s individual goals. The Committee considers the CEO’s recommendations and may exercise its discretion in making this determination. The Committee reviews Mr. Pullen’s performance against his individual goals and makes a final AIP award determination in an independent session.

The Committee accepted Mr. Pullen’s recommendations with respect to the other NEOs and awarded bonuses for 2010 to those NEOs and to Mr. Pullen as follows:

•	Based on the achievement in areas of market share gains, productivity improvements, efficiencies, and progress toward milestones, for which Mr. Pullen had individual goals, the Committee determined that an Individual Component equal to the Company Component of 119.7% was warranted for him resulting in a 2010 bonus of $718,200, which was 119.7% of his target bonus amount.

•

Based on achievement in areas of productivity improvement, efficiencies and cost savings for which Mr. Wiggins had individual goals, the Committee approved an Individual Component for Mr. Wiggins above the Company Component of 119.7%, resulting in a 2010 bonus of $292,745, which was 128.5% of his target bonus amount.

•

Based on achievement with respect to certain of the areas of productivity improvements, efficiencies and progress toward milestones for which Mr. Kelly had individual goals, the Committee determined that an Individual Component below the Company Component of 119.7% was warranted for him resulting in a 2010 bonus of $241,096, 100.5% of his target bonus amount.

•

Based on achievement in areas of market share gains, international sales, productivity improvement and customer satisfaction for which Mr. Heinz had individual goals; the Committee determined an Individual Component in line with the Company Component was warranted for him resulting in a 2010 bonus of $244,188, which was 119.7% of his target bonus amount.

•

Based on achievement in areas related to progress toward milestones and vision and strategy in mobile internet products for which Dr. Saksena had individual goals, the Committee determined that an Individual Component slightly below the Company Component of 119.7% was appropriate, resulting in a 2010 bonus of $238,432, 116.9% of his target bonus amount.

2011 Bonus Plan

The 2011 recommended target bonus levels for the NEOs remain consistent with 2010 as a percentage of base salary. Bonus program goals for 2011 are aligned with the 2011 business framework that has been developed by the executive team and reviewed with the Compensation Committee and the Board. As with the 2010 bonus, 70% of the incentive opportunity will be based on Company financial results using four goals. Each goal will be weighted equally. The goals for 2011 are: gross margin percentage, total revenue, operating income and growth portfolio products revenue. Gross margin percentage and operating income are measured on a non-GAAP basis. The other 30% of the incentive opportunity is based on individual contribution to the attainment of strategic objectives as set forth in their respective individual performance goals. Consistent with the 2010 bonus plan, the Compensation Committee has discretion and final authority over the size of any payout. In light of the challenging conditions in the overall U.S. and international markets generally and the telecommunications industry specifically, it is extremely difficult to predict the Company’s ability to achieve the Company’s strategic objectives.

Long-Term Equity Incentives

2010 Equity Incentives

Long-term equity incentive awards consisted of RSUs, PSUs and stock options. All equity awards are made under the Company’s Incentive Compensation Plan which was approved by stockholders in 2008. The executive compensation program, particularly the long-term equity portion, is designed to align executives’ interests with those of stockholders. Long-term equity incentive awards are intended to provide strong incentives to achieve sustained stock price appreciation. Long-term equity incentive awards assist in retaining NEOs (via multiple-year vesting periods) and, in the case of PSUs, further encourage achievement relative to pre-determined financial targets. The mix of long-term incentive vehicles may change from year to year, based on considerations of desired performance focus, retention needs and the balance of unvested equity held by our executives. The mix of equity incentives granted during 2010 was generally 30% options, 40% RSUs and 30% PSUs.

The grant date value of the long-term incentives is benchmarked to the median of the market. The Committee awarded Mr. Pullen 61% of his total compensation in the form of long-term equity incentive awards in 2010. The Committee awarded the other NEOs a range of 52-59% of total compensation in the form of long-term equity incentive awards. Specific grants for the NEOs are included in the Grants of Plan-Based Awards Table for 2010.

In accordance with the Incentive Compensation Plan, the exercise price for options is set at the closing price for a share of common stock on the date of the grant. Each RSU represents the right to receive one share of stock for each RSU that vests. Options and RSUs generally vest ratably over a three-year service period.

Each PSU earned also represents the right to receive one share of stock when the PSU vests. The number of PSUs earned under an award may range from zero to 2.0 times the PSU awarded, depending upon performance. The number of PSUs earned under the 2010 award was based on two independent equally-weighted performance measures. The first performance measure was 2010 operating earnings, measured on a non-GAAP basis. A threshold operating earnings goal of $115 million at which .25 PSUs would be earned was established with a target of $171 million at which .50 PSUs would be earned and a maximum of $215 million at which 1.0 PSUs would be earned. The second performance measure was achievement of strategic goals. Strategic goals for this purpose were focused on product-focused market share or market penetration objectives. Threshold performance was set at achievement of 50% of the objectives at which .25 PSUs would be earned; 75% achievement would yield .50 PSUs; and achievement of 100% of the goals would earn 1.0 PSUs. When the strategic goals were established, the Committee believed that the target level performance was attainable and that completion of 100% of the objectives would require stretch performance. Subject to continued employment, one-third of the shares earned would be issued in annual installments in March 2011, March 2012 and March 2013. This combination of performance hurdles and staggered payouts was intended to both motivate and reward recipients for superior short-term financial results and provide additional incentive for them to remain with the Company and achieve sustained performance throughout the payout period. These PSUs in particular align the recipients’ interests with stockholder interests.

Based upon above-target operating earnings of $237.0 million and market share and market penetration gains in some of the identified product areas, the Committee determined in February 2011 that 1.25 PSUs were earned under the 2010 PSU awards. One-third of the PSUs were paid in early March 2011 with the remainder to be paid in equal amounts in March 2012 and March 2013, subject to continued employment.

2011 Equity Incentives

For 2011, the Compensation Committee has determined to maintain a program consisting of stock options, RSUs and PSUs, similar in design to the long-term equity incentives granted in 2010.

4.	Other Elements of Compensation Program

Retirement Benefits

The Company does not maintain a defined benefit pension plan. The Company provides a qualified retirement savings plan, the Company’s 401(k) Plan, with a Company match of up to 4% of a participant’s salary to all eligible participants, including our NEOs. In addition, a discretionary retirement contribution for all eligible participants, including the NEOs, may also be approved by the Compensation Committee during their annual review of the 401(k) Plan. For 2010, a discretionary contribution equal to 2% of a participant’s eligible compensation, as defined in the Internal Revenue Code (IRC) was approved for all participants in the 401(k) Plan.

The Company maintains a nonqualified deferred income plan (Deferred Income Plan) for employees at or above senior manager level, including NEOs. This plan offers eligible participants a vehicle for additional retirement savings on a tax-deferred basis. Eligible employees may defer up to 75% of annual salary and 100% of bonus and a smaller subset of executives may defer 100% of RSUs. Employees select investments in the Deferred Income Plan from tracking funds that are a subset of the funds offered in the 401(k) Plan. Amounts deferred fully vest and are payable following termination of employment in accordance with an NEO’s election, subject to a six-month distribution delay in accordance with IRC section 409A, if applicable. The Company makes a catch-up contribution to the Deferred Income Plan for those NEOs who elect to participate in the Deferred Income Plan during the plan year; contribute to the 401(k) Plan and whose total compensation exceeds the IRS 401(k) compensation limit for the plan year. This contribution is calculated on the salary amount over $245,000, which was the limit for 2010.

The Company believes that these retirement plans and programs assist the Company in attracting and retaining qualified executives.

Perquisites

The Company generally provides only limited perquisites consisting primarily of premium payments on executive variable life insurance policies and the reimbursement of costs of a semi-annual physical examination. The Company also may reimburse relocation costs for newly retained or relocated NEOs. The Compensation Committee does not believe the limited scope of perquisites available to our executive officers puts the Company at a competitive disadvantage in attracting and retaining executives.

Other Benefits

All eligible employees, including NEOs, may participate in general benefit programs, including health insurance (medical, dental, vision), long-term disability, accidental death and dismemberment insurance and Company-provided term life insurance. Executives, including the NEOs, also receive tax gross-ups on executive life insurance premiums.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

In 2005, the Company implemented an Executive Continuity and Protection Program to assist the Company in attracting and retaining well-qualified individuals to serve as executives and key personnel of the Company and to obtain from them certain restrictive covenants. The NEOs are currently subject to the terms and conditions of the Executive Continuity and Protection Program. None of the NEOs otherwise has an employment agreement with the Company.

The Executive Continuity and Protection Program provides for tax gross-up benefits with certain triggering events for participants covered under the Plan prior to 2011. These gross-ups will be discontinued in 2011 for any new executives. For a detailed discussion relating to the Executive Continuity and Protection Program, please see the section below entitled Potential Payments upon Termination or Change in Control.

5.	Executive Stock Ownership Guidelines

The Company has stock ownership guidelines that apply to the executive officers, including our NEOs. These guidelines are in place to align the financial interests of the executives with those of the Company and its stockholders.

In July 2005, the Compensation Committee adopted revised stock ownership guidelines requiring the CEO to own the lesser of 200,000 shares or four times his or her base salary. All other executive officers, including the NEOs are required to own the lesser of 50,000 shares or three times the respective officer’s individual base salary. Each of the NEOs is required to attain this ownership level by the later of (a) July 2010, or (b) the fifth anniversary of the date he or she is appointed as an executive officer.

If an executive fails to comply with the guidelines, the Compensation Committee reserves the right to (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts in stock.

Stock directly owned, time-vested RSUs, options exercised and held, vested shares held in the 401(k) Plan and Deferred Income Plan, and stock acquired under the Company’s employee stock purchase plan prior to its suspension are counted toward fulfilling the ownership guidelines. Outstanding stock options (vested and unvested) as well as unearned PSUs do not count toward the ownership guidelines.

The Compensation Committee reviews guidelines compliance annually and as of fiscal year-end 2010, each of the NEOs has met or is on target to meet the ownership guidelines within the applicable five-year compliance window.

6.	Other Compensation Policies

Policy Regarding Accounting Treatment and Tax Deductibility

The Compensation Committee has approved the Company’s short-term and long-term incentive programs to provide for the deductibility of most compensation paid to the covered employees under the plans. However, the Compensation Committee reserves the right to provide for compensation to covered employees that may not be deductible under IRC Section 162(m). Overall, the Company believes the pay for performance based executive compensation is in the long-term interests of the stockholders. In 2010, the compensation paid to Mr. Pullen slightly exceeded the Section 162(m) cap due to the vesting of the RSUs awarded for his promotion.

The Compensation Committee will continue to evaluate the impact of IRC Section 162(m) and take such actions as it deems appropriate, including the payment of compensation under circumstances where the deductibility of such compensation may be limited.

The Company has structured the executive compensation programs and policies with the intention that they comply with Section 409A of the Code, which imposes additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

Accounting considerations also play a role in the design of our executive compensation programs and policies. FASB ASC Topic 718 requires the Company to expense the cost of stock-based compensation awards. The Company considers the relative impact in terms of accounting cost in addition to other factors such as stockholder dilution, retentive impact and motivational impact when selecting long-term equity incentive instruments.

Recoupment

While the Company does not currently maintain a recoupment, or clawback policy beyond the requirements of Section 304 of Sarbanes-Oxley, the Company plans to implement a clawback policy as required to fully comply with the requirements of the Dodd-Frank Act to be set forth by the SEC and NASDAQ.

Compensation Consultant

The Compensation Committee has used an independent Compensation Consultant to assist the Compensation Committee in developing and implementing the Company’s executive compensation program. The Compensation Committee is responsible for selecting the consultant, negotiating the fees that are paid to the consultant and determining the scope of the engagement. The Compensation Committee retained Pearl Meyer & Partners as its independent Compensation Consultant to advise it and the rest of the Board, as applicable, on matters related to the 2010 compensation of the Company’s executive officers. The Compensation Committee considers the Compensation Consultant to be independent from management pursuant to SEC standards as well as its internal policies. As part of its overall compensation assessment, the Compensation Consultant uses its proprietary compensation surveys and also examines the compensation practices of a peer group of publicly owned companies which may compete with the Company for executive and other managerial talent or share important characteristics (e.g., technology companies with similar talent needs and reasonably comparable revenue and/or market capitalization). A more detailed discussion of the Compensation Committee’s use of the Compensation Consultant is contained in the section above entitled Committees of the Board — Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

March 21, 2011

William F. Souders (Chair)

Bo Hedfors

Michael E. Lavin

Stephanie Pace Marshall, Ph.D.

Jan H. Suwinski

2010 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each NEO for the last three fiscal years. The Compensation Committee considers a number of factors, including equity and non-equity based compensation, to assess, determine and set total compensation for each of the NEOs (see the discussion in the section above entitled Compensation Discussion and Analysis). All equity awards were made under the Company’s stockholder approved plans.

The Company uses a number of factors and benchmarks to determine each element of compensation. These elements are then considered in the aggregate in an effort to balance market factors, individual performance, and Company needs and performance. The Company targets a specific ratio of fixed compensation and variable pay when evaluating and awarding total compensation. For additional information see the section above entitled Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Robert W. Pullen(3)	2010	$600,000	$718,200	$1,376,776	$525,213	–	–	$68,843	$3,289,033
CEO & President	2009	$600,000	$543,925	$1,202,857	$194,948	–	–	$58,534	$2,600,264
	2008	$574,066	$200,000	$1,647,996	$180,264	–	–	$45,682	$2,648,008

Timothy J. Wiggins(4)	2010	$379,808	$292,745	$640,917	$249,108	–	–	$49,353	$1,611,931
EVP & CFO	2009	$379,808	$204,527	$653,700	$121,843	–	–	$44,136	$1,404,014
	2008	$383,741	$90,000	$540,000	$112,665	–	–	$35,823	$1,162,229

Daniel P. Kelly(5)	2010	$400,000	$241,096	$513,341	$199,419	–	–	$45,449	$1,399,305
EVP Global Products	2009	$400,000	$192,000	$522,960	$97,474	–	–	$41,528	$1,253,962
	2008	$397,846	$100,000	$432,000	$90,132	–	–	$31,096	$1,051,074

Roger J. Heinz(6)	2010	$340,000	$244,188	$449,194	$174,574	–	–	$38,606	$1,246,563
EVP Global Sales & Service	2009	–	–	–	–	–	–	–	–
	2008	–	–	–	–	–	–	–	–

Vikram R. Saksena(7)	2010	$340,000	$238,432	$449,194	$174,574	–	–	$40,844	$1,243,044
EVP & CTO	2009	$340,000	$183,090	$802,500	$425,610	–	–	$33,493	$1,784,693
	2008	–	–	–	–	–	–	–	–

(1)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. The fair value for PSU awards was calculated using the assumption that the target number for the goal was met resulting in a payout 1.0x share for the awards. As noted in the Compensation Discussion and Analysis section, the target was exceeded and 1.25x shares will be paid out. A discussion of the assumptions used in calculation of these values may be found in Note 10 to our 2010 audited financial statements on pages 50 through 52 of the Company’s 2010 Annual Report which accompanies this Proxy Statement.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 10 to our 2010 audited financial statements on pages 50 through 52 of the Company’s 2010 Annual Report which accompanies this Proxy Statement.

(3)	For Mr. Pullen:
(a) the All Other Compensation column for 2010 includes (i) $37,321 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $12,151 for premiums paid for life and disability insurance; and (iv) $4,671 paid as reimbursement for taxes paid on certain life insurance benefits;
(b) the All Other Compensation column for 2009 includes (i) $26,285 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $12,878 for premiums paid for life and disability insurance; and (iv) $4,671 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) Base Salary for 2008 includes $17,861 earned under the Company’s sales incentive plan prior to his promotion. The All Other Compensation column for 2008 includes (i) $18,879 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,429 for premiums paid for life and disability insurance; and (iv) $2,574 paid as reimbursement for taxes paid on certain life insurance benefits. Mr. Pullen became the CEO in March of 2008.

(4)	For Mr. Wiggins:
(a) the All Other Compensation column for 2010 includes (i) $20,237 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,448 for premiums paid for life and disability insurance; and (iv) $3,968 paid as reimbursement for taxes paid on certain life insurance benefits;
(b) the All Other Compensation column for 2009 includes (i) $14,311 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $11,157 for premiums paid for life and disability insurance; and (iv) $3,968 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2008 includes (i) $8,753 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,621 for premiums paid for life and disability insurance; and (iv) $2,649 paid as reimbursement for taxes paid on certain life insurance benefits.

(5)	For Mr. Kelly:
(a) the All Other Compensation column for 2010 includes (i) $18,420 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $9,001 for premiums paid for life and disability insurance; and (iv) $3,328 paid as reimbursement for taxes paid on certain life insurance benefits;
(b) the All Other Compensation column for 2009 includes (i) $13,731 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $9,769 for premiums paid for life and disability insurance; and (iv) $3,328 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2008 includes (i) $7,135 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $8,193 for premiums paid for life and disability insurance; and (iv) $1,968 paid as reimbursement for taxes paid on certain life insurance benefits.

(6)	For Mr. Heinz:
(a) the All Other Compensation column for 2010 includes (i) $13,945 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $7,285 for premiums paid for life and disability insurance; and (iv) $2,676 paid as reimbursement for taxes paid on certain life insurance benefits. Mr. Heinz joined Tellabs in September of 2008, but was not a NEO in 2009.

(7)	For Dr. Saksena:
(a) the All Other Compensation column for 2010 includes (i) $11,428 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,321 for premiums paid for life and disability insurance; and (iv) $4,395 paid as reimbursement for taxes paid on certain life insurance benefits;
(b) the All Other Compensation column for 2009 includes (i) $3,425 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,974 for premiums paid for life and disability insurance; and (iv) $4,394 paid as reimbursement for taxes paid on certain life insurance benefits. Dr. Saksena joined Tellabs in December of 2008.

Grants of Plan-Based Awards Table for 2010

The following table reflects each plan-based award granted to each NEO for the fiscal year ended December 31, 2010. All awards identified in the following table were awarded under the Company’s Incentive Compensation Plan. All equity awards granted in 2010 were a part of the Company’s overall compensation program and no separate consideration was paid by any NEO for such equity awards (see the section above entitled Compensation Discussion and Analysis).

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2)
Name	Grant Date		Threshold (#)	Target (#)	Superior (#)

Robert W. Pullen	3/8/2010		14,125	56,500	113,000				$405,670
	5/5/2010	(3)	3,712	14,848	29,696				$131,108
	5/5/2010					95,130			$839,998
	5/5/2010						158,550	$8.83	$525,213

Timothy J. Wiggins	3/8/2010		8,450	33,800	67,600				$242,684
	5/5/2010					45,100			$398,233
	5/5/2010						75,200	$8.83	$249,108

Daniel P. Kelly	3/8/2010		6,775	27,100	54,200				$194,578
	5/5/2010					36,100			$318,763
	5/5/2010						60,200	$8.83	$199,419

Roger J. Heinz	3/8/2010		5,925	23,700	47,400				$170,166
	5/5/2010					31,600			$279,028
	5/5/2010						52,700	$8.83	$174,574

Vikram R. Saksena	3/8/2010		5,925	23,700	47,400				$170,166
	5/5/2010					31,600			$279,028
	5/5/2010						52,700	$8.83	$174,574

(1)	The amounts shown in the Threshold column of the Estimated Future Payouts Under Equity Incentive Plan Awards reflect the PSU minimum performance goal and the award would be .25x shares if this goal is met. If the PSU minimum performance goal is not met, there will not be a payout. The amounts shown in the Target Column represent Target performance goal and the award would be 1.0x shares if this goal is met. The amounts shown in the Superior column reflect the stretch performance goal and the award would be 2.0x shares if this goal is met. A more detailed discussion of the PSUs is contained in the section above entitled Compensation Discussion and Analysis.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 10 to our 2010 audited financial statements on pages 50 through 52 of the Company’s 2010 Annual Report which accompanies this Proxy Statement.

(3)

Mr. Pullen’s equity grants were made on the same schedule as the other executives, except that additional PSUs were granted on May 5th, reflecting the Committee’s final determination of the CEO’s 2010 equity grant.

Outstanding Equity Awards at Fiscal Year-End Table for 2010

The table below reflects all outstanding equity awards for each NEO for the fiscal year ended December 31, 2010. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert W. Pullen	15,000			$50.31	1/2/2011
	40,500			$16.63	7/12/2011
	250			$8.65	5/2/2012
	100,000			$6.01	7/1/2012
	30,000			$6.50	7/28/2013
	25,100			$9.31	10/4/2014
	18,000			$8.67	7/5/2015
	11,625			$12.98	7/5/2016
	10,000			$10.48	8/6/2017
	53,333	26,667	(2)	$5.40	5/5/2018
	30,666	61,334	(3)	$5.31	5/5/2019
	0	158,550	(4)	$8.83	5/5/2020
						48,309	(5)	$327,535
						13,334	(6)	$90,405
						107,704	(7)	$730,233
						95,130	(8)	$644,981
						101,200	(9)	$686,136
						70,625	(10)	$478,838
						18,560	(11)	$125,837
Timothy J. Wiggins	54,066			$5.79	3/31/2013
	20,000			$6.50	7/28/2013
	42,300			$9.31	10/4/2014
	200,000			$8.67	7/5/2015
	20,000			$12.98	7/5/2016
	16,667	16,667	(2)	$5.40	5/5/2018
	19,166	38,334	(3)	$5.31	5/5/2019
	0	75,200	(4)	$8.83	5/5/2020
						16,667	(6)	$113,002
						55,000	(7)	$372,900
						45,100	(8)	$305,778
						63,250	(9)	$428,835
						42,250	(10)	$286,455
Daniel P. Kelly	5,000			$50.31	1/2/2011
	12,500			$16.63	7/12/2011
	250			$8.65	5/2/2012
	5,000			$6.01	7/1/2012
	20,000			$6.58	7/1/2013
	30,400			$9.31	10/4/2014
	95,000			$8.67	7/5/2015
	20,000			$12.98	7/5/2016
	26,666	13,334	(2)	$5.40	5/5/2018
	15,333	30,667	(3)	$5.31	5/5/2019
	0	60,200	(4)	$8.83	5/5/2020
						13,334	(6)	$90,405
						44,000	(7)	$298,320
						36,100	(8)	$244,758
						50,600	(9)	$343,068
						33,875	(10)	$229,673

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Roger J. Heinz	50,000	25,000	(12)	$3.83	9/29/2018
	13,416	26,834	(3)	$5.31	5/5/2019
	0	52,700	(4)	$8.83	5/2/2020
						11,667	(13)	$79,102
						26,834	(7)	$181,935
						31,600	(8)	$214,248
						44,276	(9)	$300,191
						29,625	(10)	$200,858
Vikram R. Saksena	25,000	150,000	(14)	$4.20	1/5/2019
	0	52,700	(4)	$8.83	5/5/2020
						100,000	(15)	$678,000
						31,600	(8)	$214,248
						50,600	(9)	$343,068
						29,625	(10)	$200,858

(1)	Value of shares represented by the outstanding stock awards based on $6.78, the closing price of our common stock on December 31, 2010, the last trading day of our fiscal year.

(2)	These options vest and become exercisable on May 5, 2011.

(3)	These options vest and become exercisable in equal annual installments through May 5, 2012.

(4)	These options vest and become exercisable in equal annual installments through May 5, 2013.

(5)	These awards vest on February 25, 2011.

(6)	These awards vest on May 5, 2011.

(7)	These awards vest in equal annual installments through May 5, 2012

(8)	These awards vest in equal annual installments through May 5, 2013.

(9)	These PSU awards vest in equal annual installments through March 9, 2012, subject to continued employment through such date.

(10)	These PSU awards vest in equal annual installments through March 8, 2013, subject to continued employment through such date as well as certain company performance goals, as described in the section above titled Compensation Discussion and Analysis. The number of PSU shares was calculated based on the number of shares earned as a result of 2010 performance. As noted in the Compensation Discussion and Analysis section, the target was exceeded and 1.25 shares were earned.

(11)

Mr. Pullen received a grant of additional PSUs on May 5th, reflecting the Committee’s final determination of the CEO’s 2010 equity grant. These PSU awards vest in equal annual installments through March 8, 2013, subject to continued employment through such date as well as certain company performance goals, as described in the section above titled Compensation Discussion and Analysis. The number of PSU shares was calculated based on the number of shares earned as a result of 2010 performance. As noted in the Compensation Discussion and Analysis section, the target was exceeded and 1.25 shares were earned.

(12)	These options vest and become exercisable on September 29, 2011.

(13)	These awards vest on September 29, 2011.

(14)	These options vest and become exercisable in equal annual installments through January 5, 2012.

(15)	These awards vest in equal annual installments through January 5, 2012.

Option Exercises and Stock Vested Table for 2010

The following table reflects option exercises and stock vested for each NEO during the fiscal year ended December 31, 2010. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert W. Pullen	–	–	168,493	(1)	$1,311,452
Timothy J. Wiggins	30,000	$85,171	85,792	(2)	$688,820
Daniel P. Kelly	–	–	68,633		$551,051
Roger J. Heinz	–	–	47,220		$369,383
Vikram R. Saksena	50,000	$152,707	75,300		$474,500

(1)	For Mr. Pullen, payment of 45,417 of the 168,493 shares acquired on vesting were deferred into the Deferred Income Plan, with a value realized of $372,918. Mr. Pullen has been identified as a Key Employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A and upon termination the RSUs will be valued and paid out on the last day of the month in which Mr. Pullen’s last regular paycheck is paid and released pursuant to his distribution election.

(2)	For Mr. Wiggins, payment of 40,834 of the 85,792 shares acquired on vesting were deferred into the Deferred Income Plan, with a value realized of $350,514. Mr. Wiggins has been identified as a Key Employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A and upon termination the RSUs will be valued and paid out on the last day of the month in which Mr. Wiggins’ last regular paycheck is paid and released pursuant to his distribution election.

Nonqualified Deferred Compensation Table for 2010

The following table reflects information related to each NEO’s deferral of compensation during the fiscal year ended December 31, 2010, under the Deferred Income Plan. A more detailed discussion related to the Deferred Income Plan is contained in the section above entitled Compensation Discussion and Analysis.

Name	Executive Contributions in Last FY	Company Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance 12/31/10
Robert W. Pullen(2)	$653,291	$26,285	$79,467	-	$2,523,322
Timothy J. Wiggins(3)	$352,559	$14,311	$(5,659)	-	$704,409
Daniel P. Kelly(4)	$40,000	$13,731	$152,872	-	$1,022,198
Roger J. Heinz(5)	$62,827	$6,854	$18,965	-	$147,340
Vikram R. Saksena(6)	$87,618	$3,425	$20,221	-	$170,509

(1)	The amounts in this column, although contributed in 2010, represent 2009 contributions by the Company-sponsored deferred compensation plan account and are reported as 2009 compensation in the Summary Compensation Table.

(2)	For Mr. Pullen, the amount identified in the Executive Contributions column represents deferred compensation and equity.

(3)	For Mr. Wiggins, the amount identified in the Executive Contributions column represents deferred compensation and equity.

(4)	For Mr. Kelly, the amount identified in the Executive Contributions column represents deferred compensation.

(5)	For Mr. Heinz, the amount identified in the Executive Contributions column represents deferred compensation.

(6)	For Dr. Saksena, the amount identified in the Executive Contributions column represents deferred compensation.

Potential Payments Upon Termination or Change in Control

The narrative and table below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs in the event of (a) termination without cause or constructive termination, (b) voluntary termination or discharge for cause, (c) death or disability, (d) retirement, (e) a change in control (without termination) and (f) termination following a change in control. Unless otherwise noted, the amounts shown in this section assume that such termination or change in control was effective as of December 31, 2010. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may vary depending on the facts and circumstances surrounding such termination.

Overview

The Company maintains an Executive Continuity and Protection Program which requires the Company to provide incremental compensation to covered executives in the event of certain terminations of employment or a change in control as discussed in this section and shown in the table. All the NEOs are participants in the Executive Continuity and Protection Program.

Information with respect to the equity awards noted in this discussion can be found in the section above entitled Outstanding Equity Awards at Fiscal Year-End Table for 2010.

Termination Without Cause or Constructive Termination

Severance. None of the NEOs are covered by any written employment agreement that would contractually entitle him to severance benefits, other than the benefits contained in the Company’s general severance plan broadly applicable to eligible employees, in the event that one of them was terminated without cause or constructively terminated on December 31, 2010. The general severance plan takes into account an employee’s years of service and salary as factors in determining the benefits. As a result, NEOs who have more years of service combined with higher salaries have a higher amount shown below in the cash compensation column.

Outstanding Equity Awards. There are no acceleration provisions for termination without cause in the PSU awards, options or RSUs.

Voluntary Termination or Discharge for Cause

Severance and Equity Awards. The Company is not obligated to pay any amounts over and above vested benefits and vested awards if an executive officer’s employment terminates because of a voluntary termination or discharge for cause. In general, a discharge will be for cause if the executive has intentionally failed to perform his duties, engaged in illegal or gross misconduct that harms the Company, or has been convicted of a felony involving moral wrongdoing. Further, violation of the Company’s Integrity Policy may be grounds for a discharge for cause.

Death or Disability

Benefits. The Company provides employees, including NEOs, with group life, accidental death and dismemberment (AD&D) and disability insurance coverage. The standard group life and AD&D insurance benefit is equal to 150% of the executive’s annual base salary up to a maximum coverage of $600,000. The standard disability benefit is equal to 50% of the executive’s base salary up to a maximum monthly benefit of $10,000. There is no additional executive disability benefit. The Company also provides each NEO an executive life policy with a death benefit of 250% of the executive’s base annual salary as well as an executive AD&D policy with a benefit of $450,000. These benefits would be paid to the NEO or his beneficiary, in addition to the vested benefits, in the event of the NEO’s death or disability subject to the policy terms. The benefits payable under these policies (and the amounts disclosed in the table below) are provided by the Company to its NEOs and do not include any supplemental amounts that an executive may elect to individually obtain through the Company at his or her expense.

PSU Awards. There are no acceleration provisions for death or disability in the PSU awards.

RSU and Option Awards. In the case of a termination due to a disability, all options vested as of the date of the disability may be exercised, subject to the expiration date of such options, for up to three years (depending on the plan and award agreement governing that option) after such termination. In the case of a termination due to death, unvested options and RSU awards fully vest and all outstanding option awards may be exercised, subject to the expiration date of such awards, for up to one year after such termination. RSU awards and option awards do not contain accelerated vesting in the event an NEO becomes disabled.

Retirement

Severance. The Company is not obligated to pay any amounts over and above vested benefits if an NEO’s employment terminates because of retirement.

Equity Awards. In the event of a termination due to retirement on or after attaining the age of 55 years, all or a portion of each option award held, to the extent not then exercisable, shall become exercisable in accordance with the schedule below based on one point for the NEO’s attained age and one point for each year of continuous service with the Company as of the date of retirement (including continuous service with an entity prior to the date such entity was acquired by the Company or an affiliate of the Company, but excluding any service prior to January 1, 1975), and all option awards held by the NEO to the extent then exercisable may be exercised at any time prior to the expiration date of the option award or within three years after the date of the NEO’s retirement, whichever period is shorter.

•	At least 70 but less than 80 points, 50% of each unvested option award shall vest
•	At least 80 but less than 90 points, 75% of each unvested option award shall vest
•	At least 90 points, 100% of each unvested option award shall vest

There is no similar right in the case of RSU or PSU awards. As of December 31, 2010, the NEOs were not eligible for any accelerated vesting for options under the point system described above.

Change in Control (Without Termination)

Equity Awards. In the event that there is a change in control of the Company, the Company’s Incentive Compensation Plan and each individual award agreement provide that all option and RSU awards will become immediately vested and exercisable (as applicable) until they terminate pursuant to the terms of the award agreement or Incentive Compensation Plan terms. Under the PSU awards made in March of 2010, in the event a change in control occurred prior to certification by the Compensation Committee of the number of shares earned based on certified 2010 Operating Earnings, an NEO would be awarded vested shares of Tellabs stock with respect to the outstanding PSUs at a payout rate of 1.0 shares for each PSU or, if greater, the payout rate determined by the Compensation Committee based on the Committee’s assessment of the Company’s financial performance as of the change of control taking into account the Performance Target as of such change of control, but in no event greater than the maximum payout rate, and such earned shares shall be fully vested as of the date of the change of control. As noted in the Compensation Discussion and Analysis section, 2010 performance exceeded the target and 1.25 shares for each PSU were earned and will be paid out, subject to continued employment.

A change in control generally is any of the following events: (a) 20% or more of the Company’s securities are acquired by a single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) during any two consecutive year period, the directors of the Company’s Board cease to constitute at least a majority of the Company’s Board; (c) the Company is acquired by or sells its assets to a third party, unless (i) the stockholders before such transaction continue to own more that 50% of the Company after such transaction, (ii) no single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) owns 20% or more of the Company’s securities and (iii) a majority of the directors before such transaction continue to serve on the Company’s Board after such transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Termination Following a Change in Control

Severance. Under the Company’s Executive Continuity and Protection Program, a participant will become entitled to severance benefits in the event of a qualifying termination of employment, which occurs within 24 months after a change in control of the Company (as described above). In such cases, an NEO, excluding the CEO, would receive severance benefits equal to two times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 20% of such participant’s base salary in lieu of benefits. The CEO would receive severance benefits equal to three times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 30% of such participant’s base salary in lieu of benefits. In addition, the Company would be obligated to pay the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed on the payments and benefits provided under this program; provided that the severance benefits are subject to reduction of up to 10% if such reduction avoids imposition of the excise tax. In exchange for the right to be covered by the Executive Continuity and Protection Program, the participant is required to (a) maintain the confidential information of the Company, (b) assign all intellectual property rights to the Company (to the extent not previously assigned), (c) for a 24-month restriction period, not compete with the Company (as an employee, stockholder (with limited exceptions), director, consultant and the like), not solicit for employment or employ any person who was employed by the Company within the six-month period preceding the date of such hiring, and not induce any third party to terminate or not renew any relationship with the Company and (d) to execute a full release of all claims that the participant may have against the Company.

The following table quantifies the amounts that each NEO would be entitled to receive following certain types of terminations or change in control. Each column in the following table is described in the above discussion. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2010 (the last day of our 2010 fiscal year), and that the value of a share of our stock on that day was $6.78, the closing price on December 31, 2010, the last trading day of the fiscal year.

In addition, in keeping with the SEC’s rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the Company’s qualified profit sharing and savings plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the Deferred Income Plan; and options that have vested and become exercisable prior to the employment termination of employment in the circumstances indicated or change in control.

The following amounts for stock options do not include the exercise amounts that the NEO would be required to pay in order to exercise such option(s), only the enhanced benefit or value exceeding such aggregate exercise price. Thus, option awards with exercise prices of $6.78 or more per share are not included as such options would have had no enhanced value on December 31, 2010. The following table does not include columns for voluntary termination or retirement since we are not obligated to pay any amounts over and above vested benefits in either termination scenario. The table below illustrates what would have been paid on December 31, 2010, in the event of termination of employment in the circumstances indicated or change in control.

Table Quantifying Potential Termination Payments

Name	Benefit		Termination w/o Cause or for Good Reason	Death	Disability	Change in Control without Termination	Termination w/o Cause or for Good Reason Following Change in Control (ECP)
Robert W. Pullen
CEO & President	Cash Payments		$738,461		$120,000		$4,380,000
	Stock Option Vesting Acceleration			$126,990		$126,990(1)	$126,990(1)
	PSU Vesting Acceleration					$1,290,674(1)	$1,290,674(1)
	RSU Vesting Acceleration			$1,793,073		$1,793,073	$1,793,073(2)
	Excise Tax & Gross Up	(3)					$1,798,846
	AD&D			$450,000
	Life Insurance			$1,500,000
Timothy J. Wiggins
EVP & CFO	Cash Payments		$204,615		$120,000		$1,520,000
	Stock Option Vesting Acceleration			$79,350		$79,350(1)	$79,350(1)
	PSU Vesting Acceleration					$715,222(1)	$715,222(1)
	RSU Vesting Acceleration			$791,640		$791,640(1)	$791,640(2)
	Excise Tax & Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$949,500
Daniel P. Kelly
EVP Global Products	Cash Payments		$492,307		$120,000		$1,600,000
	Stock Option Vesting Acceleration			$63,480		$63,480(1)	$63,480(1)
	PSU Vesting Acceleration					$572,686(1)	$572,686(1)
	RSU Vesting Acceleration			$633,455		$633,455(1)	$633,455(2)
	Excise Tax & Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$1,000,000
Roger J. Heinz
EVP Global Sales & Service	Cash Payments		$117,692		$120,000		$1,248,781
	Stock Option Vesting Acceleration			$73,700		$73,700(1)	$73,700(1)
	PSU Vesting Acceleration					$200,837(1)	$200,837(1)
	RSU Vesting Acceleration			$475,254		$475,254(1)	$475,254(2)
	Excise Tax & Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$850,000
Vikram R. Saksena
EVP & CTO	Cash Payments		$117,692		$120,000		$1,360,000
	Stock Option Vesting Acceleration			$220,500		$220,500(1)	$220,500(1)
	PSU Vesting Acceleration					$543,864(1)	$543,864(1)
	RSU Vesting Acceleration			$1,093,085		$1,093,085(1)	$1,093,085(2)
	Excise Tax & Gross Up	(3)					$465,427
	AD&D			$450,000
	Life Insurance			$850,000

(1)	The NEO would be entitled to receive this amount either upon change in control or upon termination following a change in control. The amount would not be paid twice.

(2)	The NEO would be entitled to receive this amount upon termination following the change in control. This amount includes the vesting acceleration that occurs upon a change in control. That amount would not be paid twice.

(3)	Under the terms of the Executive Continuity and Protection Program, an NEO receiving a payment equal to or above 110% of the excess parachute payment threshold contained in Section 280G to the IRC is entitled to receive an excise tax gross up payment. If the excess parachute payments exceed the threshold but are less than the 110% amount, then the cash payment is reduced so that the parachute payments do not exceed the threshold. The amount of excise tax gross-up for Mr. Pullen and Dr. Saksena is shown in the table. There would be no excise tax gross up payment for Messrs. Wiggins, Kelly and Heinz. The cash payment for Mr. Heinz reflects a reduction of approximately $112,000 so that his parachute payments would not exceed the threshold at which the excise tax would be due.

Advisory Resolution Regarding Executive Compensation

The Company is asking its stockholders to indicate approval of its NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs as described in this proxy statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

As described in detail under the heading Compensation Discussion and Analysis, the Company’s executive compensation program is designed to attract, motivate, and retain NEOs, who are critical to the Company’s success. This program does so by compensating the NEOs for performance evidenced by the Company’s financial performance, achievement of strategic objectives and individual performance. Please read the Compensation Discussion and Analysis for additional details about the Company’s executive compensation programs, including information about the fiscal year 2010 compensation of the Company’s NEOs.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or Board of Directors. The vote will provide the Board of Directors and Compensation Committee with information relating to the opinions of the stockholders which the Compensation Committee will consider as it makes determinations with respect to future action.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Frequency of the Advisory Resolution Regarding Executive Compensation

The Company is also asking its stockholders to indicate their preference with respect to the frequency with which the Company will submit the advisory vote regarding executive compensation to a vote of the stockholders. Stockholders are being asked to indicate, on an advisory basis, their preference for once every one, two or three years. Stockholders may choose to not indicate a preference by abstaining.

After careful consideration of this agenda item, the Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. Therefore, the Board of Directors recommends that you select “every one year” as the interval for the advisory vote regarding executive compensation.

In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on the Company’s named executive officer compensation program as disclosed in the proxy statement every year. Additionally, an annual advisory vote is consistent with the Company’s policy of engaging stockholders on corporate governance matters, including executive compensation. The Company understands that stockholders may have different views as to what is the best approach for the Company, and looks forward to hearing from stockholders on this agenda item.

You may cast your vote on your preferred voting frequency by choosing the option of every one year, every two years, every three years, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the stockholders recommend, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the annual meeting proxy statement is as follows (select one):

Alternative 1: every one year;

Alternative 2: every two years;

Alternative 3: every three years; or

Alternative 4: abstain from voting.

The alternative of every one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote regarding executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS INDICATE A PREFERENCE FOR ALTERNATIVE 1: EVERY “ONE YEAR”, AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Security Ownership of Management

The table below sets forth information as of March 7, 2011, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each current director of the Company, each director nominee, each NEO and all current executive officers and directors as a group.

Name of Beneficial Owner	Beneficial Ownership (excluding stock options)(1)	Exercisable Stock Options Within 60 Days of March 7, 2011(2)	Total Beneficial Ownership		Percent of Class(3)
Directors and Nominees:

Michael J. Birck	30,941,828	300,000	31,241,828	(4)	8.6%
Bo Hedfors	43,050	88,281	131,331		*
Frank Ianna	34,050	88,281	122,331		*
Linda Wells Kahangi	31,350	33,860	65,210		*
Michael E. Lavin	43,550	88,281	131,831		*
Stephanie Pace Marshall, Ph.D.	62,050	63,281	125,331		*
Robert W. Pullen	745,005	429,658	1,174,663		*
William F. Souders	54,050	88,281	142,331		*
Jan H. Suwinski	53,050	88,281	141,331		*
Vincent H. Tobkin	11,600	8,860	20,460		*

Other Named Executive Officers:

Timothy J. Wiggins	329,151	433,099	762,250		*
Daniel P. Kelly	260,086	273,882	533,968		*
Roger J. Heinz	197,510	44,399	241,909		*
Vikram R. Saksena	265,918	117,566	383,484		*
All current executive officers and directors as a group (19 persons)	33,896,672	3,238,288	37,134,960		10.1%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Shares of Common Stock subject to options or other rights exercisable within 60 days of March 7, 2011, are deemed to be outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on 362,703,668 shares outstanding on March 7, 2011.

(4)	Includes 2,248,870 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 13,111,000 shares held by Oak Street Investments, L.P., a family partnership of which Mr. Birck is a general partner. Mr. Birck disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. As of December 31, 2010, 12,911,000 of the shares held by Oak Street Investments, L.P. were held in margin accounts.

Security Ownership of Certain Beneficial Owners

The table below sets forth information regarding each person known by the Company (other than Mr. Birck, the Company’s Chairman), to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 2010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	36,788,835	9.97%

Janus Capital Management LLC(3) 151 Detroit Street Denver, Colorado 80206	20,465,458	5.50%

(1)	Based on the total number of shares outstanding on December 31, 2010.

(2)	Based on information filed with the SEC by BlackRock, Inc. (BlackRock). BlackRock has sole voting power with respect to 36,788,835 shares and sole dispositive power with respect to 36,788,835 shares. BlackRock has no shared voting or dispositive power.

(3)	Based on information filed with the SEC and provided to the Company by Janus Capital Management LLC (Janus). Janus has sole voting and dispositive power with respect to 18,179,658 shares. Janus has shared voting and dispositive power with respect to 2,285,800 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based on a review of documents in the Company’s possession, and on written representations from reporting persons, the Company believes that during fiscal year 2010, all of the Company’s officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.

Transactions with Related Persons

Kevin Birck, the son of Michael J. Birck, Chairman of the Board of the Company, is employed by the Company as director in the Company’s global operations group. During fiscal year 2010, Kevin Birck earned an aggregate salary of approximately $161,517 and bonus of $63,213. He also participated in the Company’s other broad-based benefits plans. Michael J. Birck was not involved in determining the compensation of Kevin Birck.

During the past fiscal year, the Company is not aware of any other transactions in which any other director or other executive officer, or any other member of a director or officer’s immediate family, had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

Policies and Procedures for Review and Approval of Related-Person Transactions

The Company believes that it has built a reputation for the highest levels of integrity in every aspect of its business. The Company prohibits transactions (regardless of amount, duration or subject matter) that involve an executive officer or Board member (or Board nominee) of the Company that might result in an actual or perceived conflict of interest with the Company. This policy includes each executive officer’s and director’s family members as well as any entity or third party in which such person is employed, serves as an officer or director, or owns more than 10% of the Company’s outstanding stock. This policy requires that exceptions to this general prohibition be identified to the Company’s Audit and Ethics Committee by such person prior to consummation of any such transaction and the review, and where appropriate, approval, of such transaction by the Company’s Audit and Ethics Committee. The general parameters of this policy are contained in the Company’s Integrity Policy as well as the Company’s Corporate Governance Guidelines. Both documents can be found on the Company’s Web site at www.tellabs.com/investors.

At least annually and upon the appointment or election of any new officer or director, the Company’s General Counsel reviews this policy with the executive management team as well as the Board. It is the responsibility of the Audit and Ethics Committee, with substantial assistance of the Company’s General Counsel, to implement and apply this policy. The Company enforces this policy by requiring each officer and director annually to respond to a comprehensive questionnaire that is designed to identify any proposed or existing transaction or relationship that may be in conflict with the Company’s Integrity Policy or Corporate Governance Guidelines.

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit and Ethics Committee of the Board has furnished the following report:

The Audit and Ethics Committee’s primary duties and responsibilities are:

•	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	To appoint, compensate, retain and oversee the work of the Company’s independent registered auditor;

•	To oversee the work of the internal audit function and to provide it with organizational independence by providing it a direct reporting line to the Board of Directors;

•	To oversee the Company’s compliance with legal and regulatory requirements and its code of ethics; and

•	To assist the Board in ensuring the Company has an appropriate overall risk oversight process.

During the course of each fiscal year, the Audit and Ethics Committee devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under its charter. A current copy of the charter can be found on the Company’s Web site at www.tellabs.com/investors. The Audit and Ethics Committee believes that it has satisfied its charter responsibilities for fiscal year 2010.

In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with management and the Company’s internal and independent registered auditors to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Audit and Ethics Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit and Ethics Committee’s review included discussion with the independent registered auditors of matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as adopted by the PCAOB in Rule 3600T.

The Audit and Ethics Committee has received the written disclosures and the letter from Ernst & Young LLP (Ernst & Young) the Company’s independent registered auditors required by the PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) as adopted by the PCAOB in Rule 3600T and has discussed with Ernst & Young matters relating to its independence, including disclosures made to the Audit and Ethics Committee and whether the provision of non-audit services by the auditors was compatible with the auditor’s independence. The Audit and Ethics Committee approves all non-audit services to be performed by the auditors as set forth in the Audit and Non-Audit Services Pre-Approval Policy (Pre-Approval Policy). A copy of the Pre-Approval Policy is available on the Company’s Web site at www.tellabs.com/investors.

The Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal audit program, including proposals for adequate staffing and to strengthen internal procedures and controls, where and when appropriate.

The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those responsibilities. The Audit and Ethics Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered auditors.

Based on its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Audit and Ethics Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

March 21, 2011

Michael E. Lavin (Chair)

Frank Ianna

Linda Wells Kahangi

William F. Souders

Jan H. Suwinski

Independent Registered Auditor’s Fees and Services

In connection with the audit of the Company’s 2010 financial statements, the Company entered into an engagement agreement with Ernst & Young. The engagement agreement sets forth the terms by which Ernst & Young will perform audit services for the Company, and includes alternative dispute resolution procedures.

The Company paid Ernst & Young certain fees for services provided during fiscal years 2009 and 2010. Such fees were approximately as follows:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees
2010	$2,107,000	$2,000	$246,000	$0
2009	$2,111,000	$2,000	$428,000	$0

(1)	Includes fees for Ernst & Young’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, in addition to fees related to their audit of the Company’s financial statements.

(2)	Includes fees for accounting consultations.

(3)	Includes fees for tax compliance, tax audit assistance and tax planning and advice.

As set forth in the Audit and Ethics Committee Report, the Audit and Ethics Committee has considered and determined that the provisions of the non-audit services described above were compatible with maintaining the auditor’s independence. The Audit and Ethics Committee pre-approves all audit and non-audit services provided by Ernst & Young to the Company and its subsidiaries and approves the overall scope and plans for their audit activities, including the adequacy of staffing and compensation. A current copy of the Pre-Approval Policy is available on the Company’s website at www.tellabs.com/investors.

Proposal to Ratify Appointment of Independent Registered Auditors

The Audit and Ethics Committee has selected Ernst & Young, independent registered auditors, as the Company’s independent registered auditors for fiscal year 2011, as it has done since 1997.

Before making its determination on appointment, the Audit and Ethics Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For

Ernst & Young, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or PCAOB inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Although action by the stockholders in this matter is not required, the Audit and Ethics Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered auditors in maintaining the integrity of Company financial controls and reporting, and the Audit and Ethics Committee will seriously consider stockholder input on this issue. A representative of Ernst & Young is expected to be present at the Annual Meeting to answer appropriate questions and, if the representative so desires, to make a statement.

The following proposal will be presented for action at the Annual Meeting by direction of the Board:

RESOLVED, that action by the Audit and Ethics Committee appointing Ernst & Young as the Company’s independent registered auditors to conduct the annual audit of the Company’s consolidated financial statements and management’s assessment of internal controls over financial reporting for the current fiscal year is hereby ratified, confirmed and approved.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED AUDITORS.

Future Stockholder Proposals, Director Nominations and Stockholder Communications

For inclusion in the Company’s Proxy Statement and form of proxy with respect to the 2012 Annual Meeting of Stockholders, any proposals of stockholders or nominations for directors must be received by the Secretary of the Company no later than November 22, 2011. Such proposals and nominations will be subject to the SEC regulations and the requirements set forth in the Company’s bylaws. Submitted stockholder proposals must include proof of ownership of Tellabs common stock in accordance with SEC Rule 14a-8(b)(2). Submitting a stockholder proposal or director nomination does not guarantee that the Company will include it in the proxy statement. Any stockholder interested in submitting a proposal or director nomination is strongly encouraged to contact the Secretary of the Company in advance of this deadline to discuss the proposal. In addition, stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before the 2012 Annual Meeting of Stockholders, but you do not intend to have your proposal included in the 2012 proxy statement, your proposal must be delivered no earlier than January 5, 2012, and no later than February 3, 2012. Any such proposal must contain, among other things, the text of any proposed business, a description of certain agreements, arrangements and understandings having a bearing on the nomination or proposal and disclosure of your economic interest in Tellabs.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available at www.tellabs.com/investors.

Additionally, if a proponent of a stockholder proposal at the 2012 Annual Meeting of Stockholders fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before November 22, 2011, (or by an earlier or a later date, if such date is hereafter established by amendment to the Company’s bylaws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

The Company welcomes communications from stockholders to the Board. Such communications should be addressed to the Secretary of the Company, who will review the communication and determine the appropriate handling of the communication. Alternatively, you may make contact through the Company’s website at www.tellabs.com/investors.

Other Matters

Management knows of no other matters that will be brought before the Annual Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

By Order of the Board of Directors,

James M. Sheehan

Secretary

March 21, 2011

Directions to the 2011 Annual Meeting of Stockholders

Wednesday, May 4, 2011

Northern Illinois University
1120 East Diehl Road
Naperville, IL 60563
From O’Hare International Airport
Take I-294 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From Downtown Chicago
Take I-290 West to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From South
Take I-55 North to I-355 North.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From West
Take I-88 East to Naperville Rd. exit.
Turn right (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From North
Take I-355 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
*For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the annual meeting. Please leave them at home or lock them in your car.

Report printed entirely on recycled paper.

TELLABS, INC. ATTN: JAMES M. SHEEHAN 1415 W. DIEHL ROAD NAPERVILLE, IL 60563

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2011, the day before the Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2011, the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it to Tellabs, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30078-P06555	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 THE ELECTION OF EACH DIRECTOR, A VOTE “FOR” PROPOSALS 2 AND 4, AND A VOTE FOR “1 YEAR” ON PROPOSAL 3.
1.	To elect the following Directors:		For	Against	Abstain

	1a.	Frank lanna	☐	☐	☐

	1b.	Stephanie Pace Marshall, Ph.D.	☐	☐	☐

	1c.	William F. Souders	☐	☐	☐
								For	Against	Abstain
2.	To approve, an advisory resolution regarding executive compensation.							☐	☐	☐

							1 Year	2 Years	3 Years	Abstain
3.	To recommend, the frequency of the advisory resolution regarding executive compensation.						☐	☐	☐	☐

								For	Against	Abstain
4.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Auditors for 2011.							☐	☐	☐

5.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting.

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign name exactly as imprinted (do not print).

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at

Northern Illinois University, Naperville Campus

1120 East Diehl Road

Naperville, IL 60563-9347

on Wednesday, May 4, 2011

at 2:00 p.m. Central Daylight Savings Time

For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the annual meeting. Please leave them at home or lock them in your car.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M30079-P06555

PROXY

One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563

This Proxy is Solicited by the Board of Directors

The executing stockholder(s) (the “Stockholder”), of Tellabs, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint James M. Sheehan and Timothy J. Wiggins, and each of them, the true and lawful attorney(s) of the Stockholder with full power of substitution, to appear and act as the proxy or proxies of the Stockholder at the Annual Meeting of Stockholders of said Company to be held at Northern Illinois University, Naperville Campus, 1120 East Diehl Road, Naperville, IL 60563-9347 on Wednesday, May 4, 2011, at 2:00 p.m. Central Daylight Savings Time, and at any adjournment thereof, and to vote all the shares of said Company standing in the name of the Stockholder, or which the Stockholder may be entitled to vote, as fully as the Stockholder might or could do if personally present, as set forth herein.

This proxy, when properly executed, will be voted in the manner directed herein by the Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each director, FOR proposals 2 and 4, for 1 YEAR on proposal 3, and, at their discretion, on any such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

Address Changes and/or Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side